EXHIBIT 10.27
SETTLEMENT AGREEMENT
AND MUTUAL RELEASE OF ALL CLAIMS
     This Settlement Agreement and Mutual Release of All Claims (“Agreement”) is made and entered into as of the Effective Date set forth below by and between Charles Shalvoy (“Shalvoy”) on the one hand and Superconductor Technologies Inc. (“STI”), Conductus, Inc. (“Conductus”), and John Lockton (“Lockton”), on the other hand. STI, Conductus and Lockton are collectively referred to as the “STI Parties,” and the STI Parties and Shalvoy are collectively referred to as the “parties.”
RECITALS
     A. WHEREAS, in December, 2000 and August, 2001, Shalvoy executed two separate promissory notes to finance purchases of Conductus stock, one (the “December 2000 Note”) in the original principal amount of $460,244 for the purchase price of 135,301 shares of Conductus common stock, and the other (“August 2001 Note”) in the original principal amount of $360,000 for the purchase price of 117,634 shares of Conductus common stock;
     B. WHEREAS STI acquired Conductus in December, 2002 and in connection with the acquisition each holder of common stock of Conductus became entitled to receive 0.6 share of common stock of STI for each share of common stock of Conductus so held (subsequently STI stock had a 1-for-10 reverse stock split);
     C. WHEREAS, STI and Conductus filed a civil action against Shalvoy to collect on the December 2000 Note and the August 2001 Note, which action was eventually venued in San Mateo County, California, and is entitled Superconductor Technologies, Inc., a Delaware corporation; Conductus, Inc., a Delaware corporation, plaintiffs v. Charles Shalvoy, an individual and Does 1-10, inclusive, et al., Civil Action No. CIV-457118 (including Shalvoy’s Cross-Complaint filed therein, the “Action”);
     D. WHEREAS, Shalvoy has alleged that the December 2000 and August 2001 Notes were not valid obligations; and
     E. WHEREAS, the parties desire to settle all disputes between them.
     NOW THEREFORE, the parties enter into the following Agreement in full and final settlement of any and all disputes between them and agree as follows:
AGREEMENT
     1. Payment by Shalvoy and Dismissal of Civil Action. On or before February 28, 2007, Shalvoy will provide to counsel for the STI Parties an executed copy of this Agreement in final form and an unfiled executed request for dismissal with prejudice of the entire Action, which counsel for the STI Parties shall execute and file with the Court upon execution of this Agreement by all parties. On or before April 2, 2007, Shalvoy will transmit to counsel for STI by Federal Express delivery a fully negotiable certified or cashier’s check in the amount of $610,000 made payable to “Eisenberg Raizman Thurston & Wong LLP in trust for Superconductor Technologies Inc.” The $610,000 check will be deposited in the trust account of Eisenberg Raizman Thurston & Wong LLP. Upon the occurrence of all of the steps listed in subsections 5(a) through 5(d) below, Eisenberg Raizman Thurston & Wong LLP may disburse the $610,000 held in their trust account to STI or otherwise as directed by STI. The intent of the parties is to achieve a complete dismissal of the Action, and all the parties’ claims asserted therein, and any claims that could have been asserted by each and all of them in or in connection with the Action, and, to the extent that the filing of the Request for Dismissal does not effectuate that intent, the parties will take such other steps as are necessary to achieve the complete dismissal of the Action and any claims of the parties related thereto.
     2. Application of Shalvoy Payment. The $610,000 trust account deposit paid by Eisenberg, Raizman, Thurston & Wong LLP to or as directed by STI will be applied as follows: $460,000 of said payment shall be payment in full of the August 2001 Note, $360,000 of which payment constituting principal and the balance representing accrued interest. The balance of the $610,000 payment by Shalvoy to STI, namely, $150,000, shall be applied, pursuant to the terms of the August 2001 Note, as payment by Shalvoy to reimburse STI for its attorneys’ fees and costs incurred in its efforts to collect the August 2001 Note. Promptly upon receipt by STI of said $610,000, the original of the August 2001 Note shall be returned by STI to Shalvoy, marked “Paid in full.” Effective upon receipt by STI of said $610,000 payment, and without any further action on the part of the STI Parties, any and all liens or other claims held by any of the STI Parties against the present STI common stock equivalent of 117,634 shares of Conductus common stock shall be deemed fully and completely released.
     3. Disposition of the Alleged December 2000 Transaction. The parties agree that the purported purchase by Shalvoy of 135,301 shares of Conductus common stock in December 2000 is deemed rescinded and is considered to be null and void and of no force or effect, as if said transaction had never occurred. In that regard, Shalvoy agrees that, upon the occurrence of the Effective Date, any and all claims of Shalvoy to the 135,301 shares of Conductus common stock (and any proceeds thereof, including the 8,118 shares of STI common stock into which they were converted) shall be deemed fully released by Shalvoy without any further action on the part of Shalvoy, and Shalvoy shall thereupon have no right to issuance of any shares of common stock of Conductus or STI in connection with said transaction. Upon the occurrence of each of the steps listed in subsections 5(a) through 5(d) below, and without any further act on the part of the STI Parties, Shalvoy shall be deemed discharged and forever released from any and all claims, demands and obligations as under the December 2000 Note, including but not limited to any claims for principal, interest, attorneys’ fees and costs. Promptly upon request of STI made at any time thereafter, Shalvoy will execute any necessary documents required to ensure and confirm that Shalvoy has no ownership of or interest in any of the shares of common stock of Conductus purportedly issued and sold to him in December 2000.
     4. Effective Date. The “Effective Date” of this Agreement is the date upon which it has been executed by all parties hereto.
     5. Documents to be Provided to Shalvoy. The STI Parties shall provide to Shalvoy:
     (a) On or before April 16, 2007, the December 2000 Note, marked “Cancelled”;
     (b) On or before March 16, 2007, an endorsed copy of the filed Request for Dismissal;
     (c) On or before April 16, 2007, a stock certificate registered in the name of the “Shalvoy Family Trust” evidencing ownership by the Shalvoy Family Trust of such number of duly and validly issued shares of common stock of STI as is the present equivalent of 117,634 shares of Conductus stock purchased by means of the August 2001 Note, which stock certificate shall not bear any restrictive legends of any kind, and
     (d) On or before March 16, 2007, a counterpart or counterparts of this Agreement executed by each of the STI Parties.

     6. No Admission of Liability. The purpose of this Agreement is to settle, fully and completely, any and all claims that are the subject of this Agreement. Each of the parties understands and acknowledges that this Agreement shall not in any way be construed as an admission of liability or wrongdoing by any party or its respective current or former directors, officers, shareholders, employees, agents, attorneys, parents, subsidiaries, affiliates, or representatives. The parties to this Agreement have entered into this Agreement solely to buy peace and to avoid the expense of further litigation.
     7. General Mutual Release of All Claims. Each party to this Agreement (“Releasing Party”), for himself, herself, or itself, his, her, or its spouses, heirs, executors, administrators, affiliates, agents, assigns and successors, forever releases, discharges, and promises never to assert against any adverse party to this Agreement (including against Shalvoy individually or in any capacity as trustee), or against any of the current and future parents, subsidiaries, affiliates, related entities, predecessors, successors, officers, directors, shareholders, agents, employees, attorneys, spouses and/or assigns of any party to this Agreement (collectively, the “Released Parties”) any and all claims, demands, liabilities and causes of action of every nature, kind and description, whether known or unknown, suspected or unsuspected, which the Releasing Party had, now have, or may in the future have against any of the Released Parties, that arise out of or are in any way connected with any events that occurred prior to and including the Effective Date of this Agreement, including but not limited to claims that were or could have been asserted in the Action, to claims related to Shalvoy’s Board service with STI, to claims relating to the granting by STI to Shalvoy of stock or options, the alleged execution by Shalvoy of Promissory Notes in favor of Conductus and/or STI, and the termination of Shalvoy’s STI Board service (collectively, “Released Claims”). The scope of the Released Claims also includes:
          (a) Any and all common law or other claims for wrongful discharge, breach of contract (both express and implied), breach of the covenant of good faith and fair dealing (both express and implied), negligent and intentional infliction of emotional distress, negligent or intentional misrepresentation, rescission, fraud in the inducement, negligent or intentional interference with prospective economic advantage or contract, defamation, invasion of privacy, discrimination, harassment, retaliation and general negligence;
          (b) Any and all claims for violation of any federal, state or local statute, ordinance or constitution;
          (c) Any and all claims of ownership or entitlement, either individually or collectively, to any STI stock, shares and/or stock options, whether vested or unvested, exercised or unexercised that was purportedly purchased by Shalvoy by the December 2000 stock purchase and related promissory Note transaction;
          (d) STI’s claims for any indebtedness by Shalvoy, whether pursuant to any allegedly valid Promissory Notes or otherwise;
          (e) Any suit based on the rights of Shalvoy or the Shalvoy Family Trust as a stockholder, including but not limited to any derivative or class action suit based on events that occurred prior to Effective Date.
          (f) Any and all claims for attorneys’ fees and costs.
     The Released Claims do not include (i) any rights, duties or obligations incurred or specified under this Agreement, (ii) any rights Shalvoy may have as a matter of law or contract to an indemnity and/or defense as member of the STI Board of Directors and/or as a former officer of Conductus, and (iii) any rights the STI Parties, or any of them, may have as a matter of law to indemnity arising from a third party claim.
     8. Waiver of Civil Code Section 1542. By signing below, the parties to this Agreement each expressly waive any and all rights and benefits conferred upon them by Section 1542 of the Civil Code of the State of California, which states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by her must have materially affected his settlement with the debtor. The Parties understand and agree that the releases given by either of them pursuant to this Agreement applies to all Released Claims, whether known or unknown, suspected or unsuspected, which they either have against the other, or any other Released Party, as of the Effective Date of this Agreement.
     9. The Parties’ Commitment to Cooperate. In exchange for the consideration granted them hereunder, each of the parties to this Agreement warrants and agrees to cooperate in good faith with all lawful requests from the other arising out of or in any way related to any litigation to which STI or Shalvoy is now, or may become, a party or witness for events prior to the Effective Date, or as respects their rights and obligations hereunder. The parties agree not to voluntarily present or make themselves available, whether for formal or informal interview, discussion, deposition or testimony, in any dispute, litigation or other controversy to which another other party is or may become a party, including but not limited to any shareholder derivative suit. No party will instigate, foment, or take any other action with the intent of encouraging a claim to be made against another party with reference to any event that occurred prior to the Effective Date. Nothing herein, however, shall prohibit any party from testifying truthfully when compelled to do so by lawfully issued subpoena or Court order. Any actual or threatened breach of this Section shall give rise to an action by the STI Parties, or any of them, or Shalvoy for an injunction or damages, or both, in addition to all other lawful remedies to which the Parties might be entitled.
     10. Non-Assignment of Claims. The parties to this Agreement represent and warrant that each is the lawful owner of all interest in the Released Claims, that each has the authority to enter into this Agreement providing for the release and waiver of the Released Claims, and that neither has assigned nor otherwise transferred any interest in any Released Claim.
     11. No Existing Claims. Each party represents and warrants that such party (1) has not filed and does not intend to file, any complaints, charges, grievances or lawsuits against the other, or any other Party, with any federal, state or other court or agency in any jurisdiction in the United States; nor (2) has not commenced, and does not intend to commence, any arbitration or other dispute resolution process involving any other party.
     12. Tax Matters. In light of the fact that the December 2000 Note has been rescinded and all consideration restored to the parties, STI will not issue a Form 1099 as respects this Agreement insofar as it relates to the December 2000 Note.
     13. Confidentiality of Settlement. The parties understand that the fact of this Agreement, and its terms, are strictly private. Accordingly, the parties agree that the terms of this Agreement shall not be disclosed to any third party without the informed, written consent of the other party; provided, however, that:
          (a) The parties may disclose the terms of this Agreement as required by lawfully-issued subpoena or court order, after prompt notice to the other in advance of such compliance and a reasonable opportunity to object;

          (b) Shalvoy may disclose the terms of this Agreement to his spouse and her counsel and any mediator or judicial officer involved in his present marital dissolution proceedings so long as said individuals are informed of their obligation to keep this Agreement confidential and agree to comply with the terms of this Agreement;
          (c) The parties may disclose the terms of this Agreement to tax advisors and attorneys, but only to the extent that it is required for the rendering of professional services, so long as the tax advisor(s) and/or attorney(s) agree(s) to comply with the terms of this Agreement;
          (d) STI may disclose the terms of this Agreement as necessary to fulfill legally required corporate reporting or disclosure requirements; and
          (e) If either party is asked about the terms of this Agreement or the claims made in the Action, no comment shall be made other than “the matter has been mutually resolved.”
          Any actual or threatened breach of this Section shall give rise to an action by the parties for an injunction or damages, or both, in addition to all other lawful remedies to which the parties might be entitled.
     14. Enforcement of this Agreement. The parties agree that the terms of this Agreement may be enforced by entry of judgment pursuant to California Code of Civil Procedure Section 664.6 and that the San Mateo County maintains continuing jurisdiction over the parties and this Agreement for such purpose.
     15. Severability. If any provision of this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions herein.

     16. Ambiguities and Construction. The parties have jointly participated in the negotiation and drafting of this Agreement, and the parties have had the opportunity to consult with counsel regarding this Agreement. The parties expressly waive any common law or statutory rule of construction that ambiguities are to be construed against the drafter of this Agreement. The parties further agree that the language of this Agreement shall be in all cases construed as a whole, according to its fair meaning.
     17. Mutual Non-Disparagement. The parties shall refrain from making, or causing to be made, any derogatory, disparaging or slanderous statements about the other to any other person or entity about or events that predated the Effective Date of this Agreement; provided, however, that nothing herein to prohibit the Parties from testifying truthfully when compelled to do so by a lawfully-issued subpoena or Court order.
     18. Integration. This Agreement and any other documents referenced herein constitute a single, integrated written contract expressing the entire agreement of the parties on the subject matters herein. It supersedes all prior understandings and agreements, both oral and written, covering the subject matters herein. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matters herein. This Agreement may be modified only by a writing signed by both the STI Parties and Shalvoy.
     19. Advice of Counsel. The parties hereby acknowledge that each has been given the opportunity to consult with counsel concerning this Agreement, each has read and understands this Agreement, and each sign this Agreement voluntarily, knowingly and without duress or coercion.
     20. Waiver, Amendment and Modification of Agreement. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by the parties. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.
     21. Counterparts. This Agreement may be signed in counterparts and signatures transmitted by fax or e-mail of a PDF copy of the Agreement, with said counterparts and signatures treated as though they were originally signed as one document.
     22. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Shalvoy’s spouse, heirs, executors, and administrators, if any, and will be binding upon and will inure to the benefit of the individual or collective successors and assigns of the STI Parties, and each of them, , and all of their heirs, executors, and administrators, present and former directors, officers, employees, shareholders, agents, and all persons acting by, through, or in concert with any of them.
     23. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.
     24. Information Requests. The parties agree that, upon any future request for information concerning Shalvoy, STI shall direct all such inquiries to its duly authorized human resources representative, who shall then provide information as to Shalvoy’s dates of STI Board of Director service and the fact that his service on the STI Board ended when he resigned.
     25. Authority. Each signatory executing this Agreement warrants that he has the authority to bind the individual or entity on whose behalf he signs to the terms of this Agreement.
SINGLE SIGNATURE PAGE FOLLOWS

AGREED TO AS OF THE DATES INDICATED BELOW:

Dated: March 1, 2007	By:	/s/ Charles E Shalvoy
Charles Shalvoy

Dated: February 27, 2007	Superconductor Technologies, Inc.
	By:	/s/ Jeffrey A Quiram
Its: President & CEO

Dated: February 27, 2007	Conductus, Inc.
	By:	/s/ Jeffrey A Quiram
Its: CEO

Dated: February 24, 2007	/s/ John Lockton
John Lockton

Approved as to form:

Towner Law Offices
Dated: March 1, 2007	By:	/s/ Bruce M Towner
Bruce M. Towner, Esq.
Attorneys for Charles Shalvoy

Dated: February 28, 2007	Eisenberg Raizman Thurston & Wong, LLP
	By:	/s/ Steven J Miller
Steven J. Miller, Esq.
Attorneys for Conductus, Inc., Superconductor Technologies, Inc., and John Lockton